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                                                Exhibit 23.2



The Board of Directors
Foot Locker, Inc.


We consent to incorporation by reference in the registration statement
(No. 33-xxxx) on Form S-8 of Foot Locker, Inc. (formerly Venator Group, Inc.) of our report dated March 7, 2001, relating to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of February 3, 2001, and January 29, 2000, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended February 3, 2001, which report appears in the February 3, 2001, annual report on Form 10-K of Foot Locker, Inc.


/s/ KPMG LLP

KPMG LLP


New York, New York

December 6, 2001